Exhibit 10.1

FOURTH AMENDMENT TO LEASE AGREEMENT

This FOURTH AMENDMENT TO LEASE AGREEMENT (this “Fourth Amendment”) is made as of this 29th day of April, 2016 (“Execution Date”), by and between PH STONE MANOR LP, a Delaware limited partnership (hereinafter called “Landlord”), and WINDTREE THERAPEUTICS, INC. (formerly known as Discovery Laboratories, Inc.), a Delaware corporation (hereinafter called “Tenant”).

WHEREAS, Landlord’s predecessor in interest, Stone Manor Corporate Center, L.P. (“SMCC”) and Tenant entered into that certain Office Lease Agreement dated May 26, 2004 (“Original Lease”), as amended by that certain Addendum to Office Lease Agreement between SMCC and Tenant dated of even date as the Original Lease (“Addendum”), as further amended by that certain Commencement Date Agreement between SMCC and Tenant dated January 19, 2005 (“Commencement Date Agreement”), as further amended by that certain First Amendment to Lease Agreement dated April 12, 2007 between TR STONE MANOR CORP., a Delaware corporation (the “Existing Landlord”) and Tenant (the “First Amendment’) and as further amended by that certain Second Amendment to Lease Agreement dated January 3, 2013 between the Existing Landlord and Tenant (the “Second Amendment”) and as further amended by that certain Third Amendment to Lease Agreement dated November 24, 2014 between the Existing Landlord and Tenant (the “Third Amendment” and collectively with the Original Lease, the Addendum, the Commencement Date Agreement and the First Amendment, the “Lease”), under which Existing Landlord demised to Tenant the premises consisting of approximately 39,594 rentable square feet of office space on the first and second floors (the “Premises”) in the building commonly known as Stone Manor Corporate Center, 2600 Kelly Road, in Doylestown and Warrington Townships, Pennsylvania, (the “Building”), all as more particularly set forth in the Lease.

WHEREAS, Discovery Laboratories, Inc. is now known as Windtree Therapeutics, Inc. and is the Tenant.

WHEREAS, Landlord and the Existing Landlord have entered into a certain Purchase and Sale Agreement (as amended, the “Purchase Agreement”) pursuant to which Landlord is purchasing the Building and all related improvements from the Existing Landlord and the Existing Landlord is assigning, inter alia, the Lease to Landlord.

WHEREAS, Landlord and Tenant desire to amend certain provisions of the Lease, as more particularly set forth in this Fourth Amendment which shall take effect upon, but not unless or until, the “Effective Date” as defined below.

NOW, THEREFORE, in consideration of the mutual agreement herein set forth, the mutual agreement set forth in the Lease, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant have agreed, and hereby agree that the Lease is amended as of the Effective Date as follows:

1.            Recitals Incorporated. The recitals set forth are hereby incorporated by this reference and shall be deemed terms and provisions hereof with the same force and effect as if fully set forth in this Section 1.

2.            Defined Terms. Capitalized terms which are not otherwise defined herein shall be deemed to have the same meanings herein as are ascribed to such terms in the Lease. All references herein to “lease” shall be deemed to be references to the Lease, as amended hereby.

3.            Surrender of Space. On the Effective Date, Tenant shall surrender that portion of the Premises consisting of office space on the first floor of the Building totaling 9,088 rentable square feet more clearly set forth on Exhibit A attached hereto (the “Surrendered Premises”).  The Surrendered Premises shall be delivered free of all equipment and hoods presently in the Surrendered Premises, and free of all tenancies, licensees and occupancies and in broom clean condition. Tenant shall not be required to remove Tenant’s furniture or cubicles from the Surrendered Space until such time as Landlord gives written notice to Tenant that it requires the Surrendered Space for a new tenant.  Such notice shall specify the date (which shall be not less than thirty (30) days from the date of Landlord’s notice) on which Tenant must remove the furniture and cubicles from the Surrendered Space to Landlord and provide the Surrendered Space in vacant and broom clean condition.

4.            Premises. As of the Effective Date, the Premises shall be deemed to consist of the entire second floor of the Building and one-half of the first floor of the Building as more clearly set forth on Exhibit B attached hereto and containing 30,506 rentable square feet. From and after the Effective Date, Tenant’s Building Proportionate Share shall be 50.1257% and Tenant’s Site Proportionate Share shall be 25.1006%.

5.            Effective Date. The Effective Date shall be deemed to be June 1, 2016, provided that Landlord shall have acquired legal title to the Building on or before such date.  If Landlord acquires title to the Building after June 1, the Effective Date shall be July 1, 2016.  If Landlord fails to acquire the Building by June 30, 2016 for any reason whatsoever, this Fourth Amendment shall be null and void ab initio.

6.            Expiration Date. The Lease is hereby modified and amended to make the expiration date of the Lease February 28, 2022 (the “Revised Expiration Date”).  The Revised Expiration Date shall be deemed to replace the defined term “New Expiration Date” for all purposes under the Lease.

7.            Base Rent. Commencing on the Effective Date, the Base Rent shall be as set forth on Exhibit C attached hereto.

8.            Operating Expense Base Year. The Operating Expense Base Year shall remain as set forth in the Second Amendment, that is, 2013.

9.            Landlord Contribution. Within five (5) business days of the Effective Date, Landlord shall deliver a check to Tenant in the amount of Eighty Thousand and no/100ths Dollars ($80,000.00) (“Landlord’s Contribution”) to be used by Tenant to fund the cost of moving from the Surrendered Space, the hard and soft costs to reconfigure the Premises and the cost to build out the New Storage Room (as defined in Section 12 below).  Landlord shall have no other obligation to fund any portion of Tenant’s cost in connection with the renovation of the Premises after the Effective Date.

10.          First Floor Storage. Tenant shall have the right to continue to use the existing document storage room (the “Storage Room”) more clearly identified on Exhibit D attached hereto until such time as Landlord gives written notice to Tenant that it requires the Storage Room for a new tenant.  Such notice shall specify the date (which shall be not less than thirty (30) days from the date of Landlord’s notice) on which Tenant must surrender the Storage Room to Landlord in vacant and broom clean condition.

11.          Signage. In the event that Landlord renovates the lobby space on the first floor, Tenant shall have the right to design and install signage in the first floor atrium to direct visitors to Tenant’s space on the second floor.  Such signage shall be made at Tenant’s sole cost and expense after written approval by Landlord (which shall not be unreasonably withheld, conditioned or delayed).  Tenant shall not affix any additional signs to the Building or place any sign which can be seen from outside of the Building or the Premises.  Tenant shall at all times keep and maintain all signs in good condition, proper operating order and in compliance with all applicable government regulations.

12.          Work Letter. Subject to Landlord’s Contribution, Tenant, at its sole cost and expense, shall have the right to perform, or cause to be performed, certain work to the Premises including, the build out of a new storage room (the “New Storage Room”) within the Premises on the first floor, additional offices, additional work stations and other similar changes to the Premises as Tenant may elect subject to Landlord’s approval which shall not be unreasonably withheld, conditioned or delayed. Prior to commencement of any work on the Premises, Landlord and Tenant shall enter into a work letter in substantially the form of the work letter attached to the Second Amendment which shall provide for terms and conditions of the tenant improvements to be performed by Tenant on the Premises after the Effective Date.  Except as otherwise provided in Section 3 above with respect to the Surrendered Premises, Section 8 of the Second Amendment shall apply to all work to be performed to the Premises pursuant to this Section 12.

13.          Right of First Offer. For the avoidance of doubt, the parties confirm that Tenant retains the Right of First Offer as set forth in Section 5 of the Addendum and Section 11 of the Second Amendment.

14.          Extension Option. The Extension Option set forth in Section 17 of the Second Amendment is hereby modified and amended to replace the term “New Expiration Date” with “Revised Expiration Date” in each place where such term appears.  In all other respects, Section 17 of the Second Amendment remains in full force and effect.

15.          Temporary Use. Tenant shall have the right to use the kitchen, conference room and fitness facility totaling 3,670 rentable square feet located in the Surrendered Space (the “Ancillary Space”) on a month to month basis at a rent of $.25 per rentable square foot which equals $917.50 plus electric.  The month-to-month lease for the Ancillary Space shall automatically renew each month unless terminated by either Landlord or Tenant on not less than fifteen (15) days written notice to the other party. The parties acknowledge that Landlord will be attempting to lease this space as office space, but shall not be obligated to have identified a new tenant as a condition to its right to terminate the lease on the Ancillary Space.

16.          Security Deposit. The parties acknowledge that as provided in Section 6 of the Second Amendment, the security deposit is in the form of a Letter of Credit in the amount of $225,000.00, that as of the date on which Landlord takes title to the Building, it shall name Landlord as the beneficiary and that the Letter of Credit shall be renewed each year in such amount until the Revised Expiration Date.

17.          SNDA. Landlord shall deliver a Subordination, Nondisturbance and Attornment Agreement from its lender in such lender’s then-current form.  To the extent that Tenant seeks to modify, amend or negotiate such form with Landlord’s lender, Tenant shall be solely responsible for all costs associated therewith, including the fees and expenses of such lender’s counsel.

18.          Broker. Tenant represents and warrants to Landlord that Jones Lang LaSalle Brokerage (the “Broker”) is the sole broker with whom Tenant has negotiated in bringing about this Fourth Amendment to the Lease and Tenant agrees to indemnify and hold Landlord and its lender harmless from any and all claims of other brokers and expenses in connection therewith arising out of or in connection with the negotiation of or the entering into this Lease by Landlord and Tenant. Landlord shall pay a brokerage commission to the Broker pursuant to a separate written agreement. In no event shall Landlord’s lender have any obligation to any broker involved in this transaction.

19.          Counterparts. This Fourth Amendment may be executed in counterparts, each of which shall constitute an original, and all of which, when taken together, shall constitute one and the same instrument.

20.          Time is of the Essence. Time is of the essence for this Fourth Amendment and the Lease and each provision hereof and thereof.

21.          Submission of Fourth Amendment; Contingencies. (a) Submission of this instrument for examination shall not bind Landlord and no duty or obligation on Landlord shall arise under this instrument until this instrument is signed and delivered by Landlord and Tenant.

(b)           In addition, the parties acknowledge that:

(i)         As of the Execution Date, Landlord does not own the Building and is not the landlord under the Lease;
(ii)        The rights and obligations of the parties are subject to and conditioned upon Landlord acquiring the Building from the Existing Landlord;
(iii)       Existing Landlord is not bound in any respect by this Fourth Amendment; and
(iv)       If for any reason whatsoever, including but not limited to, Landlord’s willful default under the Purchase Agreement, Landlord does not acquire the Building, this Fourth Amendment shall be null and void ab initio and in no event shall Tenant have any cause of action against Landlord or Existing Landlord should Landlord fail to acquire the Building.

22.          Entire Agreement. This Fourth Amendment and the Lease contain the entire agreement between Landlord and Tenant with respect to Tenant’s leasing of the Premises. Except for the Lease and this Fourth Amendment, no Existing agreements or understandings with respect to the Premises shall be valid or of any force or effect.

23.          Severability. If any provision of this Fourth Amendment or the application thereof to any person or circumstance is or shall be deemed illegal, invalid or unenforceable, the remaining provisions hereof shall remain in full force and effect and this Fourth Amendment shall be interpreted as if such illegal, invalid or unenforceable provision did not exist herein.

24.          Lease In Full Force and Effect. Except as modified by this Fourth Amendment, all the terms, conditions, agreements, covenants, representations, warranties and indemnities contained in the Lease remain in full force and effect. In the event of any conflict between the terms and conditions of this Fourth Amendment and the terms and conditions of the Lease, the terms and conditions of this Fourth Amendment shall prevail.

25.          Successors and Assigns. This Fourth Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

26.          Integration of the Fourth Amendment and the Lease. This Fourth Amendment and the Lease shall be deemed to be, for all purposes, one instrument. In the event of any conflict between the terms and provisions of this Fourth Amendment and the terms and provisions of the Lease, the terms and provisions of this Fourth Amendment shall, in all instances, control and prevail.

27.          Patriot Act. Landlord and Tenant represent and warrant that they are not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by the United States Treasure department as a Specially Designated National and Blocked Person, or for or behalf of any person, group, entity, or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and that they are not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity, or nation. Each party hereby agrees to defend, indemnify, and hold harmless the other party from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorneys’ fees and costs) arising from or related to any breach f the foregoing representation and warranty.

28.          Exculpation. It is understood and agreed expressly by and between the parties hereto, anything herein to the contrary notwithstanding, that each and all of the representations, warranties, covenants, undertakings and agreements made herein or in the Lease on the part of Landlord, while in form purporting to be the representations, warranties, covenants, undertakings and agreements made herein or in the Lease on the part of Landlord, are nevertheless each and every one of the them made and intended, not as personal representations, warranties, covenants, undertakings and agreements by Landlord or for the purpose or with the intention of binding, Landlord personally, but are made and intended for the purpose only of subjecting Landlord’s interest in (i) the Building, (ii) the Premises, (iii) the building located at 2700 Kelly Road, in Doylestown and Warrington Townships, Pennsylvania (the “2700 Building”) to the terms of this Fourth Amendment and the Lease and for no other purpose whatsoever, and in case of default hereunder by Landlord, Tenant shall look solely to the interest of Landlord in the Building, and the 2700 Building; that Landlord shall have no personal liability whatsoever to pay any indebtedness accruing hereunder or to perform any covenant, either express or implied, contained herein; and that no personal liability or personal responsibility of any sort is assumed by, nor shall at any times be asserted or enforceable against, said Landlord, individually or personally, on account of any representation, warranty, covenant, undertaking or agreement of Landlord in this Fourth Amendment or the Lease contained, either express or implied, all such personal liability, if any, being expressly waived and released by Tenant and by all persons claiming by, through or under Tenant.

[SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, Landlord and Tenant have executed this Fourth Amendment as of the day and year first above written.

WITNESS:	LANDLORD:

PH STONE MANOR LP,
a Delaware limited partnership
By: PH Stone Manor Management LLC,
Its general partner

By:	/s/ Richard C. Hamlin	By:	/s/ John B. Vander Zwaag
		Name:	John B. Vander Zwaag
Name:	Richard C. Hamlin	Its:	President

WITNESS:	TENANT:

WINDTREE THERAPEUTICS, INC., F/K/A DISCOVERY LABORATORIES, INC.,
A Delaware Corporation

By:	/s/ Kathleen W. Fitzgibbon	By:	/s/ Mary B. Templeton
		Name:	Mary B. Templeton
Name:	Kathleen W. Fitzgibbon	Its:	SVP and General Counsel

EXHIBIT A

SURRENDERED PREMISES

EXHIBIT B

PREMISES AFTER THE EFFECTIVE DATE

1St Floor

2nd Floor

EXHIBIT C

BASE RENT

Year	RSF	Months	Free Rent*	Rent	Rent	Monthly Rent
6/1/16-9/30/16	30,506	4		$25.00	$254,216.67	$63,554.17
10/1/16-9/30/17	30,506	12		$25.00	$762,650.00	$63,554.17
10/1/16-9/30/18	30,506	12		$25.00	$762,650.00	$63,554.17
10/1/16-9/30/19	30,506	12		$25.25	$770,276.50	$64,189.71
10/1/16-9/30/20	30,506	12		$26.00	$793,156.00	$66,096.33
10/1/16-9/30/21	30,506	12		$26.00	$793,156.00	$66,096.33
10/1/16-2/28/22	30,506	5		$26.25	$333,659.38	$66,731.88
					$4,469,764.54

*Tenant will receive a monthly rent credit of $10,486.44 for the initial 16 months (6/1/16-9/30/17).

Months	Monthly Rent Credit	Total Credit
16	$10,486.44	$167,783.00

EXHIBIT D

STORAGE ROOM